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                                                                    EXHIBIT 4.4


April 19, 2002


On Assignment, Inc.
26651 West Agoura Road
Calabasas, California 91302

Gentlemen:

        The undersigned is the record and beneficial owner of capital stock of Health Personnel Options Corporation, an Ohio corporation ("HPOC"). On Assignment, Inc., a Delaware corporation ("On Assignment"), HPOC, On Assignment Acquisition Corp., a subsidiary of On Assignment, the undersigned and certain other shareholders of HPOC have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated March 27, 2002. All terms not otherwise defined herein shall have the same meanings as in the Merger Agreement.

        1. Pursuant to the Merger Agreement and upon the consummation of the transactions contemplated thereby, the undersigned will receive cash and Parent Common Stock in exchange for his capital stock of HPOC. The undersigned agrees that he will not, directly or indirectly, except as otherwise provided herein, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of Parent Common Stock received by him pursuant to the Merger (the "Restricted Stock") without the prior written consent of On Assignment for a period commencing on the Closing Date and ending twenty-one months from such date (the "Restriction Period"); provided, however, that the undersigned shall be permitted to sell 25% of the Restricted Stock on the first anniversary of the Closing Date, and an additional 25% every 90 days thereafter. Restricted Stock that is no longer subject to the "lock up" provisions of this letter may be sold by the undersigned at any time thereafter during the Restriction Period. All sales of Restricted Stock during the Restriction Period shall be made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). The foregoing shall not restrict any transfer by will or pursuant to the laws of descent and distribution or to a trust for the benefit of the undersigned or any member of his family so long as each and every such transferee, as a condition to the effectiveness of such transfer, executes and delivers to On Assignment a copy of this letter agreeing to be bound by the terms hereof.

        2. The undersigned understands that On Assignment will give stop transfer instructions to its transfer agent with respect to the Restricted Stock, and that the certificates evidencing the Restricted Stock will contain a standard legend to the effect that the shares of Restricted Stock are "restricted securities" under the Act, and a legend in a form substantially as follows:

        "The stock represented by this certificate is subject to limitations on transfer set forth in an agreement dated as of __________ ___, 2002, between the Company and the holder of such stock."


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On Assignment agrees that in connection with any permitted sales of Restricted
Stock under this Agreement pursuant to Rule 144, it will take all necessary actions to remove such legends and withdraw such stop transfer instructions to effect such sales.

        3. The undersigned hereby confirms his understanding that his execution of this letter was a condition precedent to the completion of the Merger and that On Assignment will rely upon his representations and agreements set forth herein. The provisions of this letter shall be binding on the undersigned and his successors, heirs, personal representatives and permitted transferees.

        4. This letter shall be governed, construed and enforced in accordance with the laws of the State of California as applied to contracts without giving effect to principles of conflicts of laws.

        5. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties hereto in any Federal or state court located in the State of Delaware, and each party hereto consents to the jurisdiction of any such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.



                                             Very truly yours,


                                             ----------------------------
                                             Kenneth Wead

AGREED:

ON ASSIGNMENT, INC.



By:
   ----------------------------
   Dr. Joe Peterson
   Chief Executive Officer

Dated:  April ___, 2002



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